Exhibit 99

[Wendy’s International, Inc. logo]

Wendy’s International, Inc. announces first-quarter same-store sales

DUBLIN, Ohio (April 3, 2008) – Wendy’s International, Inc. (NYSE: WEN) today announced preliminary average same-store sales for the first quarter of 2008, which ended on Sunday, March 30. Wendy’s® first-quarter sales results were impacted by a calendar shift in 2008 with the Easter holiday.

Average same-store sales at U.S. franchise restaurants decreased 0.1% during the quarter, compared to an increase of 3.7% during the same quarter a year ago.

Average same-store sales at U.S. company restaurants decreased 1.6% during the quarter, compared to a 3.8% increase during the same quarter a year ago. Sales trends improved in February and March compared to January, as sales rolled over the strongest quarter of the previous year.

“We are focused on taking care of our customers and driving further improvements in all areas of our business,” said Chief Executive Officer and President Kerrii Anderson. “We continue to concentrate resources to grow sales with innovative products, new customer service initiatives and advertising that more effectively drives purchase intent and highlights Wendy’s superior quality.”

Wendy’s promoted its new Stack Attack™ double cheeseburger in January with a focus on offering value at 99 cents, which compares to the introduction of the $2.99 Deluxe Value Meals during the same period a year ago. During the Lenten season, the Company offered its new premium fish sandwich, featuring hand-cut and panko-breaded North Pacific cod, topped with tarter sauce and fresh lettuce. Wendy’s recently introduced its Spicy Baconator™, a fiery extension of the popular Baconator sandwich, featuring six strips of bacon on top of two hot, juicy hamburgers with two slices of Pepper Jack cheese, chipotle ranch sauce and jalapenos.

The Company faced a calendar shift in 2008 with the Easter holiday falling in the first quarter (March 21-23), opposed to the second quarter a year ago. This negatively impacted same-store sales at company restaurants by an estimated 0.3% during the quarter. First-quarter sales also were impacted by the severe winter weather in March in the Midwest and North.

The extra day in February due to leap year had no impact on first-quarter sales, as the Company’s fiscal calendar operates on a 5-4-4 basis resulting in an equal number of days in the quarter compared to a year ago.

Wendy’s puts quality and innovation front and center

The Company will introduce this week its high-quality Chicken Go Wraps, featuring center-cut, chicken breast fillets – available Grilled, Spicy or Homestyle – with cheddar cheese, fresh lettuce and Ranch or Honey Mustard sauce wrapped in a warm flour tortilla.

During April and May, Wendy’s will offer for a limited-time its Southwest Chicken Caesar Salad, featuring seasoned, diced chicken, corn and black beans, and grape tomatoes on a bed of crisp Romaine lettuce – garnished with shredded natural Parmesan cheese and garlic croutons and served with a zesty Southwest Caesar dressing.

The Company recently introduced two quality breakfast products in about 1,000 restaurants that currently offer Wendy’s new breakfast menu. The new Maple Baked Frescuit™ combines all the sweet & savory tastes of a homemade breakfast – like real Maple Syrup, fresh baked biscuits, eggs, cheese and either grilled sausage or hickory smoked bacon – all in a portable sandwich. Wendy’s new Coffee Cake Muffin is served warm with a cinnamon crumble topping.

The Company launched in February its new advertising campaign – “Waaaay Better” – as an authentic voice for the Wendy’s brand. The new creative ends with a tagline in the U.S. that reminds consumers “It’s Waaaay Better Than Fast Food!™ It’s Wendy’s”.

“The new advertising leverages our core strengths, reflects the honest quality that has defined our brand over the years and positions our quality food as the hero,” said Anderson. “In addition, the advertising is intended to drive traffic and entice customers to visit Wendy’s more often.”

Preliminary First-Quarter Average Same-Store Sales Summary

	1Q 2008	1Q 2007
U.S. Company	-1.6%	3.8%
U.S. Franchise	-0.1%	3.7%

Monthly Average Same-Store Sales Summary for January, February and March

	Jan 2008	Jan 2007	Feb 2008	Feb 2007	Mar 2008	Mar 2007
U.S. Company	-3.8%	4.8%	0.4%	3.3%	-0.8%	3.6%
U.S. Franchise	-2.1%	4.7%	2.3%	2.7%	0.1%	3.7%

Company plans first-quarter disclosure

The Company plans to release its 2008 first-quarter results at approximately 7:00 a.m. ET on Friday, April 25, 2008. A conference call and webcast to discuss the Company’s results will follow at 9:00 a.m. ET.

The dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International). A simultaneous webcast will be available at www.wendys-invest.com. The call will be archived at that site.

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies.

During the past year, Wendy’s received brand, food and operations accolades from:

•	Zagat Survey®, a leading global provider of consumer survey content, which named Wendy’s as having the best hamburgers in the quick-service restaurant industry. In addition, Wendy’s ranked first among quick-service “mega-chains” (i.e., those with at least 5,000 outlets) for food, facilities and popularity.

•	The 2007 American Customer Satisfaction Index (ACSI) survey, produced by the University of Michigan’s Stephen M. Ross Business School, ranked Wendy’s in the top spot for customer satisfaction in the “limited service restaurants” category.

•	QSR® Magazine’s 2007 Consumer Survey recently rated Wendy’s as consumers’ favorite quick-service restaurant (QSR) for the second-straight year.

•	Speedy service earned Wendy’s the top spot for fastest drive-thru times once again, according to QSR Magazine’s 2007 Drive-Thru Study.

More information about the Company is available at www.wendys-invest.com.

INVESTOR CONTACTS:
Marsha Gordon (614) 764-3019 or marsha_gordon@wendys.com
Kim Messner (614) 764-6796 or kim_messner@wendys.com

MEDIA CONTACTS:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com
Bob Bertini: (614) 764-3327 or bob_bertini@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.